Exhibit 15.2

To the Partners of
Icahn Enterprises L.P.

We are aware of the inclusion in Icahn Enterprises L.P.’s Form 10-Q for the quarter ended September 30, 2010 and the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-143930 and 333-158705 and Form S-4 No. 333-166139) of Icahn Enterprises L.P. of our report dated October 28, 2010 relating to the unaudited consolidated interim financial statements of Federal-Mogul Corporation that are included in Federal-Mogul Corporation’s Form 10-Q for the quarter ended September 30, 2010.

/s/ Ernst and Young LLP

Detroit, Michigan
November 4, 2010